UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

October 8, 2008
Date of Report
(Date of earliest event reported)

Commission File Number: 0-51414

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada, United States
(State or other jurisdiction of incorporation or organization)

98-0417780
(I.R.S. Employer ID Number)

3000 Richmond Avenue, Suite 400, Houston, Texas 77040
(Address of principal executive offices) (Zip code)

(713) 528-1881
(Issuer's telephone number)

N/A
(Former Name, Former Address and Former Fiscal Year if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 8, 2008, the Company closed on a Credit Agreement (the "Agreement") with Amegy Bank National Association ("Amegy"), the Administrative Agent for certain institutional investors. Pursuant to the terms of the Agreement, Amegy has agreed to provide the Company up to a $100 million reserve-based Revolving Line of Credit and Letter of Credit Facility. The Company has immediate access to $3 million of the credit facility and can borrow additional amounts as -- proved developed producing reserves are added to the Company’s borrowing base. The Company has agreed to use the proceeds from the Credit Agreement (1) to finance trade payables, (2) to fund its continuing lateral drilling and revitalization programs on existing underperforming, overlooked and shut-in wells, (3) to finance leasehold acquisitions, (4) to conduct other activities on the Company's properties as described in the Agreement, and (5) for working capital purposes in accordance with the terms of the Agreement. The credit facility is secured by first liens on certain of the Company's proved developed producing properties. Additionally, the Company has agreed to pay interest on amounts borrowed as set forth in the Credit Agreement, but not less than at 5%, and a fee for the unused portion of the full Line of Credit. The Company has agreed to re-pay funds borrowed within 3 years of the Closing Date. The Agreement and supporting documents are attached hereto as exhibits.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.7	Credit Agreement between Lucas Energy, Inc. and Amegy Bank National Association
10.8	Secured Promissory Note between Lucas Energy, Inc. and Amegy Bank National Association
10.9	Deed of Trust, Security Agreement, Financing Statement and Assignment of Production from Lucas Energy to Kenneth R. Batson, Trustee, for the benefit of Amegy Bank National Association
10.10	Security Agreement by Lucas Energy, Inc. in favor of Amegy Bank National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 13, 2008

LUCAS ENERGY, INC.

/s/ W.A. Sikora
W.A. Sikora
President and Chief Executive Officer